Exhibit 10.1

RUSH ENTERPRISES, INC.
EXECUTIVE TRANSITION PLAN

1.                                       Purpose.  The purpose of the Executive Transition Plan (the “Plan”) is to provide certain protections to covered executives in the event their employment is involuntarily terminated, including in connection with a Change in Control of the Company. It is intended that having the protections provided by the Plan will alleviate personal concerns that Participants might otherwise have about uncertainties that may arise in the face of certain business exigencies and opportunities the Company may have from time to time and, in turn, provide greater assurance to the Company and its shareholders that the covered executives will be able to maintain their undivided focus on and attention to the business and interests of the Company and the enhancement of shareholder value.

2.                                       Certain Definitions.

(a)                                  “Affiliate” means any entity at least 50% of the voting, capital or profit interests of which are owned directly or indirectly by the Company.

(b)                                 “Annual Cash Bonus” means the amount payable to a Participant under the terms of any bonus program sponsored by the Company in which the Participant is eligible to participate.

(c)                                  “Base Salary” means with respect to a Participant, an amount equal to the Participant’s rate of basic pay for the period in question, excluding amounts for overtime, bonuses, or allowances, as determined by the Committee in its sole discretion.

(d)                                 “Board” means the board of directors of the Company.

(e)                                  “Cause” means a Participant’s (i) conviction or plea of guilty or nolo contendre to a felony or other crime involving moral turpitude; (ii) commission of fraud or a material act or omission involving dishonesty with respect to the Company, as reasonably determined by the Board; (iii) willful failure or refusal to carry out the material responsibilities of his or her employment, as reasonably determined by the Board; or (iv) gross negligence, willful misconduct, or engaging in a pattern of behavior which has had or is reasonably likely to have a significant adverse effect on the Company, as reasonably determined by the Board.

(f)                                    “Change in Control” means the occurrence of any of the following:

(i)                                     any “person” (as such term is used in Section 13(d) and 14(d) of the Exchange Act, other than (1) the Company, (2) any trustee or other fiduciary holding securities under an employee benefit plan of the Company, (3) any entity owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, (4) W. Marvin Rush, W.M. “Rusty” Rush and their immediate family members (i.e., brothers and sisters (whether by whole or half blood), spouse, ancestors, and lineal descendants); or (5) any person who becomes a “beneficial owner” (as defined below) in connection with a transaction described in clause (1) of subparagraph (iii) below) is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company) representing 40% or more of the combined voting power of the Company’s then outstanding voting securities;

(ii)           Incumbent Directors cease for any reason to constitute a majority of the directors then serving;

(iii)          there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other entity, other than (1) a merger or consolidation which results in the directors of the Company immediately prior to such merger or consolidation continuing to constitute at least a majority of the board of directors of the Company, the surviving entity or any parent thereof or (2) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company) representing 40% or more of the combined voting power of the Company’s then outstanding voting securities;

(iv)                              the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or a majority of the Company’s assets, income or revenue to an entity, at least 50% of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale or disposition; or

(v)                                 any other transaction or event occurs that is resolved by the Company’s Board to be a “Change in Control” for purposes of this Agreement.

(g)                                 “Code” means the Internal Revenue Code of 1986, as amended.

(h)                                 “Committee” means the Compensation Committee of the Board.

(i)                                     “Company” means Rush Enterprises Inc., a Texas corporation, its Affiliates and any successor or assignee thereof.

(j)                                     “Disability” means the inability of a Participant to perform the material duties of his or her employment by reason of a medically determinable physical or mental impairment that can be expected to result in death or that has lasted or is expected to last for a continuous period of at least 12 months, as determined by a duly licensed physician selected by the Committee.

(k)                                  “Good Reason” means (i) prior to or following a Change in Control, a material adverse change in a Participant’s status or position, including, without limitation, any material adverse change resulting from a diminution in the Participant’s position, duties, responsibilities or authority or the assignment to the Participant of duties or responsibilities that are materially inconsistent with his or her status or position; (ii) prior to or following a Change in Control, a reduction in the Participant’s annual base salary or a failure to pay same absent similar reductions in the base salary of similarly situated employees for legitimate business purposes; (iii) following a Change in Control, a reduction in the Participant’s target incentive award opportunities; (iv) following a Change in Control, the relocation of the Participant’s principal place of employment by more than 50 miles from the current location; (v) in connection with a Change in Control, the successor or acquiring company fails or refuses to assume the obligations of the Company under this Plan; or (vi) with respect to a Level 1 or Level 2 Participant, following a Change in Control a Level 1 or Level 2 Participant disagrees with the philosophy or policies of the successor or acquiring Company.  Before terminating employment for Good Reason, a Participant must specify in writing to the Company the nature of the act or omission that the Participant deems to constitute Good Reason and provide the Company 30 days after receipt of such notice to review and, if required, correct the situation (and thus prevent the Participant’s termination for Good Reason).

(l)                                     “Incumbent Director” means any one of the following:

(i)                                     any member of the Board on March 31, 2008; or

(ii)                                  any individual appointed or elected to the Board after March 31, 2008, if and only if both:

(A)                              such individual’s initial assumption of office is not in connection with an actual or threatened election contest, including but not limited to a consent solicitation relating to the election of directors of the Company, and

(B)                                the appointment or election by the Board or the nomination for election by the Company’s shareholders of such individual was approved or recommended by a vote of at least two-thirds of the Incumbent Directors in office at the time of such approval or recommendation.

(m)                               “Involuntary Termination” means the termination of a Participant’s employment with the Company (i) by the Company for any reason other than Cause, death, or Disability, or (ii) by the Participant for Good Reason.

(n)                                 “Level 1 Participant” means the employees of the Company selected by the Committee to participate in the Plan as a Level 1 Participant as listed in Exhibit A, as Exhibit A may be amended from time to time by the Committee.

(o)                                 “Level 2 Participant” means the employees of the Company selected by the Committee to participate in the Plan as a Level 2 Participant as listed in Exhibit A, as Exhibit A may be amended from time to time by the Committee.

(p)                                 “Level 3 Participant” means the employees of the Company selected by the Committee to participate in the Plan as a Level 3 Participant as listed as listed in Exhibit A, as Exhibit A may be amended from time to time by the Committee.

(q)                                 “Level 4 Participant” means the employees of the Company selected by the Committee to participate in the Plan as a Level 4 Participant as listed in Exhibit A, as Exhibit A may be amended from time to time by the Committee.

(r)                                    “Participant” means any employee of the Company selected by the Committee to participate in the Plan.

3.                                       Administration.

(a)                                  The Committee.  The Plan shall be administered by the Committee. Subject to the provisions of the Plan, the Committee, acting in its sole and absolute discretion, shall have full power and authority to interpret, construe and apply the provisions of the Plan and to take such actions as it deems necessary or appropriate in order to carry out the provisions of the Plan. The decision of the Committee as to any question or issue arising under or in connection with the Plan or an individual’s participation in the Plan shall be final and conclusive on all persons. The Committee may delegate to other persons such duties and functions as it deems appropriate in connection with the administration of the Plan.

(b)                                 Indemnification.  The Company shall indemnify and hold harmless each member of the Committee and any employee or director of the Company to whom any duty or function relating to the administration of the Plan is delegated from and against any loss, cost, liability (including any sum paid in settlement of a claim with the approval of the Board), damage and expense (including legal and other expenses incident thereto) arising out of or incurred in connection with the Plan, unless and except to the extent attributable to such person’s fraud or willful misconduct.

4.                                       Participation.

(a)                                  The Committee shall, in its sole and absolute discretion, from time to time designate the employees of the Company eligible to participate in the Plan and whether such individual shall be a Level 1, Level 2, Level 3, or Level 4 Participant.

(b)                                 Each Participant shall be provided, together with a copy of the Plan, a participation certificate, in such form as the Committee may from time to time prescribe, specifying that the individual is a Participant and whether the individual is a Level 1, Level 2 level 3, or Level 4 Participant.

(c)                                  An employee’s status as a Participant shall terminate at such time as may be determined by the Committee, in its sole discretion, provided that such Participant shall be given written notice of such termination of his or her status as a Participant by the Committee at least 60 days prior to the effective date of such termination of participation, and provided further that no employee who is a Participant immediately prior to a Change in Control shall have his status as a Participant terminated at any time within the two year period following such Change in Control without the Participant’s prior written consent.

5.                                       Involuntary Termination of Participant’s Employment - General. Subject to Section 10 (imposing additional conditions with respect to receipt of payments and benefits under the Plan, including the elimination of duplicate payments and benefits due to other agreements that may be applicable, restoration of payments due to a terminated Participant’s violation of restrictive covenants and the execution and delivery of a release) and except as otherwise provided in Section 6 (relating to an Involuntary Termination in conjunction with a Change in Control), if a Participant experiences an Involuntary Termination, the Participant shall be entitled to receive the payments and benefits set forth in the following Sections 5(a) – (f).

(a)                                  A single lump sum cash payment equal to the sum of any unpaid base salary earned by the terminated Participant through the effective date of his or her Involuntary Termination, if any.

(b)                                 Payment of any business expenses that were incurred prior to the effective date of the Participant’s Involuntary Termination, but which were not reimbursed and are otherwise eligible for reimbursement as the effective date of the Participant’s Involuntary Termination, if any.

(c)                                  Any payments or benefits that are payable to the terminated Participant or any covered spouse, dependent or beneficiary of the terminated Participant, under and in accordance with the provisions of any employee benefit plan, program or arrangement of the Company (other than this Plan).

(d)                                 A cash payment as follows:

(i)                                   if the Participant is a Level 1 Participant equal to four (4) times the Participant’s current Base Salary.

(ii)                                if the Participant is a Level 2 Participant or a Level 3 Participant equal to one (1) times the Participant’s current Base Salary plus one-half (1/2) times the Annual Cash Bonus, if any, the Participant received for the calendar year prior to the calendar year in which the Participant is Involuntarily Terminated.

(iii)                             if the Participant is a Level 4 Participant equal to one-half (1/2) times the Participant’s current Base Salary plus one-half (1/2) times the Annual Cash Bonus, if any, the Participant received for the calendar year prior to the calendar year in which the Participant is Involuntarily Terminated.

Any such cash payment provided for in this Section 5(d) to a Level 1 Participant shall be paid in a single lump sum in cash as soon as administratively practicable after the Participant is Involuntarily Terminated, but in all cases, no later than 2½ months following the fiscal year in which the Level 1 Participant is Involuntarily Terminated.  Any such cash payment provided for in this Section 5(d) to a Level 2 or Level 3 Participant shall be paid in equal monthly installments over a one-year period beginning with the first month following the month in which the Participant was Involuntarily Terminated; provided, however, to the extent a Level 2 Participant is a “specified employee” as set forth in Section 409A of the Code, then no more than two times’ the compensation limit under Section 401(a)(17) of the Code ($460,000 for 2008) may be paid to such specified employee in the first six months following the month in which he is Involuntarily Terminated.  Any such cash payment provided for in this Section 5(d) to a Level 4 Participant shall be paid in equal monthly installments over a six-month period beginning with the first month following the month in which the Participant was Involuntarily Terminated.  Payments provided for under this Sections 5(a), (b) and (c) will be paid in accordance with normal payroll practices.

(e)                                  If applicable, the Participant will continue to participate at the Company’s expense in any group term life insurance program sponsored by the Company in which the Participant was eligible to participate immediately prior to his Involuntary Termination as if the Participant’s employment had continued at the Participant’s highest annual rate of Base Salary in effect at any time during the 12 months preceding the effective date of the Participant’s Involuntary Termination.  The Participant’s participation in the group term life insurance program will continue until the earlier (i) (A) 48 months following the effective date of the Participant’s Involuntary Termination if the Participant is a Level 1 Participant, (B) 12 months following the effective date of the Participant’s Involuntary Termination if the Participant is a Level 2 or Level 3 Participant, or (C) 6 months following the effective date of the Participant’s Involuntary Termination if the Participant is a Level 4 Participant, (ii) the date that the Participant is eligible for coverage under a group term life insurance plan sponsored by the Participant’s successor employer, or (iii) the Participant’s death.

(f)                                    If the Participant and/or any spouse or dependent participates in a group health plan sponsored by the Company (other than pursuant to continuation coverage under the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”)) as of the effective date of the Participant’s Involuntary Termination, then, the Participant and/or any spouse and/or dependents may elect to continue participating in the group health plan sponsored by the Company at the same benefit levels as are available for similarly situated active employees at the Company’s expense until the earlier of (i) (A) 48 months following the effective date of the Participant’s Involuntary Termination if the Participant is a Level 1 Participant, (B) 12 months following the effective date of the Participant’s Involuntary Termination if the Participant is a Level 2 or Level 3 Participant, or (C) 6 months following the effective date of the Participant’s Involuntary Termination if the Participant is a Level 4 Participant, or, if such coverage is not permitted by the group health plan sponsored by the Company or under applicable law, the Company will provide COBRA continuation coverage to such terminated Participant and/or any spouse or dependents, at the Company’s sole expense, if and to the extent any of such persons elects and is entitled to receive COBRA continuation coverage, (ii) the date that the Participant is eligible for coverage under a group health plan sponsored by the Participant’s successor employer, or (iii) the Participant’s death.  This continuation coverage shall be in addition to and not in lieu of COBRA to the extent continuation coverage is permitted by the group health plan sponsored by the Company and applicable law.  Any reimbursement to Participants under this Section 5(f) must be made not later than the calendar year following the year in which the expense is incurred.  Following the benefits continuation period provided herein, the Participant, and/or any spouse and/or other qualified beneficiary, as defined under Section 4980B of the Code, shall be eligible to commence continued medical coverage in accordance with and for the applicable period required by COBRA.  If the continuation coverage described above ends as a result of the Participant’s death, the Participant’s spouse and/or dependents who would otherwise be considered qualified beneficiaries, as defined under Section 4980B of the Code, shall be eligible to commence continued medical coverage in accordance with and for the applicable period required by COBRA.

6.                                       Involuntary Termination of a Participant’s Employment in Conjunction with a Change in Control. Subject to Section 10 (imposing additional conditions with respect to receipt of payments and benefits under the Plan, including the elimination of duplicate payments and benefits due to other agreements that may be applicable, restoration of payments due to a terminated Participant’s violation of restrictive covenants and the execution and delivery of a release), if a Participant experiences an Involuntary Termination during the period beginning six months prior to the date of a Change in Control or, if earlier, the date a definitive agreement is signed with respect to the Change in Control, and ending on the second anniversary of the Change in Control, then the Participant shall be entitled to receive the payments and benefits set forth in the following Sections 6(a) – (g).

(a)                                  A single lump sum cash payment equal to the sum of any unpaid base salary earned by the terminated Participant through the effective date of his or her Involuntary Termination, if any.

(b)                                 Payment of any business expenses that were incurred prior to the effective date of the Participant’s Involuntary Termination, but which were not reimbursed and are otherwise eligible for reimbursement as the effective date of the Participant’s Involuntary Termination, if any.

(c)                                  Any payments or benefits that are payable to the terminated Participant or any covered spouse, dependent or beneficiary of the terminated Participant, under and in accordance with the provisions of any employee benefit plan, program or arrangement of the Company (other than this Plan).

(d)                                 A Cash payment as follows:

(i)                                     If the Participant is a Level 1 Participant, the Participant shall receive a payment equal to four (4) times the Participant’s current Base Salary.

(ii)                                  If the Participant is a Level 2 Participant or a Level 3 Participant, the Participant shall receive a payment equal to two (2) times the Participant’s current Base Salary plus two (2) times the highest Annual Cash Bonus, if any, the Participant received in any of the previous five (5) calendar year prior to the calendar year in which the Participant is Involuntarily Terminated.

(iii)          if the Participant is a Level 4 Participant, the Participant shall receive a payment a payment equal to one-half (1/2) times the Participant’s current Base Salary plus one-half (1/2) times the highest Annual Cash Bonus, if any, the Participant received in any of the previous five (5) calendar year prior to the calendar year in which the Participant is Involuntarily Terminated.

Any such cash payment provided for in this Section 6(d) shall be paid in a single lump sum in cash as soon as administratively practicable, but no later than 2½ months following the year in which the Participant is Involuntarily Terminated.  Payments provided for under this Sections 6(a), (b) and (c) will be paid in accordance with normal payroll practices.  If a Participant is entitled to receive payments and benefits under this Section 6 due to an Involuntary Termination prior to but in conjunction with a Change in Control and if, with respect to such Involuntary Termination, the Participant receives payments or benefits under Section 5, then, in order to avoid duplication, the payments and benefits to which the Participant is entitled under this Section 6 will be reduced by the payments and benefits which the Participant has received under Section 5.

(e)                                  If applicable, the Participant will continue to participate at the Company’s expense in any group term life insurance program sponsored by the Company in which the Participant was eligible to participate immediately prior to the Change in Control or the Participant’s Involuntary Termination as if the Participant’s employment had continued at the Participant’s highest annual rate of Base Salary in effect at any time during the 12 months preceding the effective date of the Change in Control or Participant’s Involuntary Termination.  The Participant’s participation in the group term life insurance program will continue until the earlier (i) (A) 48 months following the effective date of the Participant’s Involuntary Termination if the Participant is a Level 1 Participant, (B) 24 months following the effective date of the Participant’s Involuntary Termination if the Participant is a Level 2 or Level 3 Participant, or (C) 6 months following the effective date of the Participant’s Involuntary Termination if the Participant is a Level 4 Participant, (ii) the date that the Participant is eligible for coverage under a group term life insurance plan sponsored by the Participant’s successor employer, or (iii) the Participant’s death.

(f)                                    If the Participant and/or any spouse or dependent participates in a group health plan sponsored by the Company (other than pursuant to continuation coverage under the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”)) as of the effective date of the Change in Control or Participant’s Involuntary Termination, then, the Participant and/or any spouse and/or dependents may elect to continue participating in the group health plan sponsored by the Company at the same benefit levels as are available for similarly situated active employees at the Company’s expense until the earlier of (i) (A) 48 months following the effective date of the Participant’s Involuntary Termination if the Participant is a Level 1 Participant, (B) 24 months following the effective date of the Participant’s Involuntary Termination if the Participant is a Level 2 or Level 3 Participant, or (C) 6 months following the effective date of the Participant’s Involuntary Termination if the Participant is a Level 4

Participant, or, if such coverage is not permitted by the group health plan sponsored by the Company or under applicable law, the Company will provide COBRA continuation coverage to such terminated Participant and/or any spouse and/or dependent, at the Company’s sole expense, if and to the extent any of such persons elects and is entitled to receive COBRA continuation coverage, (ii) the date that the Participant is eligible for coverage under a group health plan sponsored by the Participant’s successor employer, or (iii) the Participant’s death.  This continuation coverage shall be in addition to and not in lieu of COBRA to the extent continuation coverage is permitted by the group health plan sponsored by the Company and applicable law.  Any reimbursement to Participants under this Section 6(f) must be made not later than the calendar year following the year in which the expense is incurred.  Following the benefits continuation period provided herein, the Participant and/or any spouse and/or other qualified beneficiary, as defined under Section 4980B of the Code, shall be eligible to commence continued medical coverage in accordance with and for the applicable period required by COBRA.  If the continuation coverage described above ends as a result of the Participant’s death, the Participant’s spouse and dependents who would otherwise be considered qualified beneficiaries, as defined under Section 4980B of the Code, shall be eligible to commence continued medical coverage in accordance with and for the applicable period required by COBRA.

(g)                                 If the Participant participates in any equity-based compensation plan or program sponsored by the Company, and if the Participant has any outstanding awards under such Plan as of the effective date of the Participant’s Involuntary Termination, then, to the extent any such outstanding award is not fully vested as of the effective date of the Participant’s Involuntary Termination following a Change in Control, the Participant shall fully vest in all such awards as of the effective date of such Involuntary Termination.

7.                                       Attorney’s Fees.  If, following a Change in Control, the Company fails to comply with any of its obligations under the Plan or the Company takes any action to declare the Plan void or unenforceable or institutes any litigation or other legal action designed to deny, diminish or to recover from any Participant (or spouse or beneficiary, as the case may be) the payments and benefits intended to be provided, then such Participant (or beneficiary, as the case may be) shall be entitled to retain counsel of his or her choice at the expense of the Company to represent such Participant (or beneficiary, as the case may be) in connection with the good faith initiation or defense of any litigation or other legal action, whether by or against the Company or any director, officer, shareholder or other person affiliated with the Company or any successor thereto in any jurisdiction.

8.                                       Termination Due to Death or Disability.  In the event that a Participant experiences a separation from service as a result of the Participant’s death or Disability, the Participant shall not be entitled to any benefits under this Plan.

9.                                       Excise Tax Payments.  If a Participant is entitled to receive payments and benefits under the Plan and if, when combined with the payments and benefits the Participant is entitled to receive under any other plan, program or arrangement, the Participant would be subject to excise tax under Section 4999 of the Code, then the Company shall make “gross-up” payments to the Participant in the amount(s), at the time(s) and upon the terms and conditions set forth in Exhibit C annexed to the Plan and incorporated herein by reference.

10.                                 Additional Conditions of Severance Payments.

(a)                                  Effect of Other Agreements.  Notwithstanding the provisions hereof, if a Participant is entitled to receive a payment or benefit under the Plan as a result of an Involuntary Termination and the Participant is also entitled to receive a payment or benefit under similar circumstances from the Company under another plan or agreement, then the Company may reduce the amount of the corresponding payment or adjust the corresponding benefit to which the Participant (or the Participant’s beneficiary, as the case may be) is entitled under the Plan if and to the extent reasonably necessary in order to avoid an unintended duplication of any such payment or benefit.

(b)                                 Restoration.  Any severance payments and benefits due, made or provided pursuant to the Plan shall be subject to continuing compliance with the restrictive covenants described in Exhibit B annexed to and made a part of the Plan, and repayment pursuant to this Section 10(b). As a condition of coverage under the Plan, each Participant is subject to the restrictions described in Exhibit B. If a Participant violates or is in breach of any restrictions set forth in Exhibit B (the determination of which shall be made by the Committee in its sole discretion), then the Participant shall (i) not be entitled to any further severance payments and benefits under the Plan, (ii) immediately return to the Company any severance payments and the value of any severance benefits previously received hereunder, and (iii) have no further rights or entitlements under the Plan.  This Section 10(b) shall not in any manner supersede or limit any other right the Company may have to enforce or seek legal or equitable relief based on the Plan or Exhibit B.

(c)                                  Release of Claims.  Notwithstanding anything herein to the contrary, the Committee may condition severance payments or benefits which, but for the Plan, would not otherwise be payable, on the execution and delivery of a general release in favor of the Company, its Affiliates, and its officers, directors and employees, in such form as the Committee may specify. Any payment or benefit that is so conditioned may be deferred until the expiration of the seven day revocation period prescribed by the Age Discrimination in Employment Act of 1967, as amended, or any similar revocation period in effect on the effective date of the termination of the Participant’s employment.

11.                                 No Duty to Mitigate/Set Off.  Except as otherwise provided in the Plan or in an employment or other agreement, a Participant entitled to receive any payment or benefits hereunder shall not be required to seek other employment or to attempt in any way to reduce any amounts payable to him or her pursuant to the Plan and the payments and benefits payable hereunder shall not be reduced by any compensation earned by the Participant as a result of employment or consultancy with another person.

12.                                 Amendment and Termination.  The Committee may amend the Plan at any time and from time to time and the Committee may terminate the Plan at any time after December 31, 2008, provided, however, that any such action that would have an adverse effect on the amount, timing or value of the payments or benefits a Participant is or otherwise may become entitled to receive under the Plan shall not be effective with respect to the Participant (a) if his or her employment terminates before or within six months after the date such action is taken, and/or (b) prior to the second anniversary of a Change in Control if such action is taken (1) on the day of or subsequent to the Change in Control, (2) prior to the Change in Control, but at the request of a third party participating directly or indirectly in the Change in Control, or (3) otherwise in connection with or in anticipation of the Change in Control.

13.                                 Successors and Beneficiaries.

(a)                                  Successors and Assigns of Company.  The Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, of all or substantially all the business or assets of the Company, expressly and unconditionally to assume and agree to perform or cause to be performed the Company’s obligations under the Plan in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place. In any such event, the term “Company,” as used in the Plan shall mean the Company, as defined above and any such successor or assignee.

(b)                                 Beneficiary of Deceased Participant.  For the purposes hereof, a deceased Participant’s beneficiary will be the person or persons designated as such in a written Plan beneficiary designation filed with the Committee or its designee, which may be revoked or revised in the same manner at any time prior to the Participant’s death. In the absence of a properly filed written Plan beneficiary designation or if no designated beneficiary survives a Participant, the deceased Participant’s estate will be deemed to be the Participant’s beneficiary hereunder.

14.                                 Miscellaneous.

(a)                                  Compliance with ERISA.

(i)                                   This Plan is intended to constitute an unfunded “employee welfare benefit plan” maintained for the purpose of providing severance benefits to a select group of management or highly compensated employees, and the Plan shall be administered in a manner consistent with such intent.  The Plan is intended to be excepted from the definitions of “employee pension benefit plan” and “pension plan” set forth under Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

(ii)                                If you believe you are entitled to payments and benefits under the Plan, then contact the Committee in writing. If a claim for benefits under the Plan is denied in full or in part, you, or your authorized representative, may appeal the decision to the Committee, or its designee.  To appeal a decision, you, or your authorized representative, must submit a written document through the U.S. Postal Service or other courier service appealing the denial of the claim within 60 days after your termination of employment or you will no longer be eligible to receive benefits under the Plan.  You, or your authorized representative, may also include information or other documentation in support of your claim.  The Committee, or its designee, will have 90 days from the date it receives your appeal in which to reach a decision regarding your claim for benefits.  This 90 day period may be extended to 180 days, if required.  If the Committee, or its designee, requires an extension of time to consider your claim, you will be notified prior to the end of the initial 90 day period of (1) the need for such an extension, and (2) when the Committee, or its designee, anticipates reaching a decision regarding your claim.  Once the Committee, or its designee reaches a decision on your claim, it will provide you with written notice of that decision.  This notice will include the reasons for the denial and the specific provision(s) on which the denial is based, a description of any additional information needed to resubmit the claim, and an explanation of the claims review procedure.  In connection with your appeal, you, or your authorized representative, can review all plan documents and you, or your authorized representative, may have a qualified person represent you, or your authorized representative, during the appeal process.  Any documents or records that support your position must be submitted with your appeal letter.

(b)                                 Unfunded Obligations.  All severance payments and benefits under the Plan shall constitute an unfunded obligation of the Company.  Severance payments shall be made, as due, from the general funds of the Company.  The Plan shall constitute solely an unsecured promise by the Company to provide such benefits to you to the extent provided herein.  For avoidance of doubt, any health benefits to which you may be entitled under the Plan shall be provided under other applicable employee benefit plans of the Company.

(c)                                  Nonassignability.  With the exception of a Participant’s beneficiary designation, no Participant or beneficiary may pledge, transfer or assign in any way his or her right to receive payments under the Plan, and any attempted pledge, transfer or assignment shall be void and of no force or effect.

(d)                                 Not a Contract of Employment.  The terms and conditions of the Plan shall not be deemed to constitute a contract of employment between any Participant and the Company. Nothing in the Plan shall be deemed to give any employee the right to be retained in the employ or other service of the Company or to interfere with the right of the Company to terminate a Participant’s employment at any time.

(e)                                  Governing Law.  The Plan and all rights thereunder shall be governed and construed in accordance with ERISA and, to the extent not preempted by Federal law, with the laws of the State of Texas

(f)                                    Withholding.  The Company may withhold from any and all amounts payable under the Plan such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(g)                                 Obligation to the Company.  If a Participant (or beneficiary) becomes entitled to a distribution of benefits under the Plan and if at such time the Participant has outstanding any debt, obligation or other liability representing an amount owed to the Company, then the Company may offset such amounts owing it against the amount of benefits distributable under the terms of the Plan and only when such benefits are actually distributable pursuant to the terms of the Plan.

EXHIBIT B

CONFIDENTIALITY AND
POST-EMPLOYMENT RESTRICTIVE COVENANTS

This Exhibit B contains the confidentiality and post-employment restrictive covenants referenced in the Plan to which this Exhibit B is annexed. This Exhibit B is a part of and will be interpreted in accordance with and otherwise subject to the provisions of the Plan. The payments and benefits provided to a participating employee (a “Participant”) under the Plan are expressly conditioned upon continuing compliance with the covenants set forth herein and the provisions hereof.

1.             Access to Secret and Confidential Information.  The Company has furnished and shall furnish to the Participant Secret and Confidential Information.  “Secret and Confidential Information” includes, without limitation, the Company’s technical and business information, whether patentable or not, which is of a confidential, trade secret or proprietary character, and which is either developed by the Participant alone, with others or by others; lists of customers; identity of customers; identity of prospective customers; contract terms; bidding information and strategies; pricing methods or information; computer software; computer software methods and documentation; hardware; the Company’s methods of operation; the procedures, forms and techniques used in servicing accounts; and other information or documents that the Company requires to be maintained in confidence for the Company’s continued business success.

2.             Non-Disclosure of Secret and Confidential Information.  In consideration of being admitted to the Plan and as a condition of receiving and retaining payments or benefits thereunder, the Participant shall not during the period of Participant’s employment with the Company or at any time thereafter, disclose to anyone, including, without limitation, any person, firm, corporation, or other entity,  or publish, or use for any purpose, any Secret and Confidential Information, except as properly required in the ordinary course of the Company’s business or as directed and authorized by the Company.

3.             Duty to Return Company Documents and Property.  Upon the termination of Participant’s employment with the Company, for any reason whatsoever, Participant shall immediately return and deliver to the Company any and all papers, books, records, documents, memoranda and manuals, e-mail, electronic or magnetic recordings or data, including all copies thereof, belonging to the Company or relating to its business, in Participant’s possession, whether prepared by Participant or others. If at any time after the termination of employment, Participant determines that he or she has any Secret and Confidential Information in his or her possession or control, Participant shall immediately return to the Company all such Secret and Confidential Information in Participant’s possession or control, including all copies and portions thereof.

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4.             Disclosure.  While he or she is employed with the Company, Participant shall promptly disclose to the Company all ideas, inventions, computer programs, and discoveries, whether or not patentable or copyrightable, which Participant may conceive or make, alone or with others, during Participant’s employment, whether or not during working hours, and which directly or indirectly:

(a)           relate to matters within the scope, field, duties or responsibility of Participant’s employment with the Company;

(b)           are based on the Participant’s knowledge of the actual or anticipated business or interest of the Company; or

(c)           are aided by the use of time, materials, facilities or information of the Company.

Participant assigns to the Company, without further compensation, all rights, titles and interest in all such ideas, inventions, computer programs and discoveries in all countries of the world. Participant recognizes that all ideas, inventions, computer programs and discoveries of the type described above, conceived or made by Participant alone or with others within one year after termination of employment (voluntary or otherwise), are likely to have been conceived in significant part either while employed by the Company or as a direct result of knowledge Participant had of proprietary information. Accordingly, Participant agrees that such ideas, inventions or discoveries shall be presumed to have been conceived during Participant’s employment with the Company, unless and until the contrary is clearly established by the Participant.

5.             Inventions.  Any and all writings, computer software, inventions, improvements, processes, procedures and/or techniques that Participant may make, conceive, discover, or develop, either solely or jointly with any other person or persons, at any time during the term of his or her employment, whether at the request or upon the suggestion of the Company or otherwise, which relate to or are useful in connection with any business now or hereafter carried on or contemplated by the Company, including developments or expansions of its present fields of operations, shall be the sole and exclusive property of the Company. Participant shall take all actions necessary so that the Company can prepare and present applications for copyright or Letters Patent therefor, and can secure such copyright or Letters Patent wherever possible, as well as reissue renewals, and extensions thereof, and can obtain the record title to such copyright or patents. Participant shall not be entitled to any additional or special compensation or reimbursement regarding any such writings, computer software, inventions, improvements, processes, procedures and techniques. Participant acknowledges that the Company from time to time may have agreements with other persons or entities which impose obligations or restrictions on the Company regarding inventions made during the course of work thereunder or regarding the confidential nature of such work. Participant shall be bound by all such obligations and restrictions and take all action necessary to discharge the obligations of the Company.

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6.             Non-Solicitation and Non-Competition Restrictions.  To protect Secret and Confidential Information, and in the event of Participant’s termination of employment for any reason whatsoever, whether by Participant or the Company, the Participant will be subject to the following restrictive covenants as a further condition of his or her participation in the Plan and entitlement to receive and retain any payments or benefits under the Plan.

(a)           Non-Competition.  For so long as the Participant is employed by the Company and during the Deemed Severance Period applicable to such Participant, the Participant shall not, without the prior written consent of the Company:

(1)           personally engage in Competitive Activities (as defined below); or

(2)           work for, own, manage, operate, control, or participate in the ownership, management, operation, or control of, or provide consulting or advisory services to, any person, partnership, firm, corporation, institution or other entity engaged in Competitive Activities, or any company or person affiliated with such person or entity engaged in Competitive Activities; provided that the Participant’s purchase or holding, for investment purposes, of securities of a publicly traded company shall not constitute “ownership” or “participation in the ownership” for purposes of this paragraph so long as such equity interest in any such company is less than a controlling interest.

(b)           Competitive Activities.  For purposes hereof, “Competitive Activities” means activities relating to products or services of the same or similar type as the products or services (1) which are sold (or, pursuant to an existing business plan, will be sold) to paying customers of the Company, and (2) for which the Participant has responsibility to plan, develop, manage, market, oversee or perform, or had any such responsibility within the Participant’s most recent 24 months of employment with the Company.  Notwithstanding the previous sentence, an activity shall not be treated as a Competitive Activity if the geographic marketing area of the relevant products or services does not overlap with the geographic marketing area for the applicable products and services of the Company.

(c)           Interference With Business Relations.  For so long as the Participant is employed by the Company and during the Deemed Severance Period applicable to such Participant, the Participant shall not, without the prior written consent of the Company:

(1)           recruit, induce or solicit any employee or officer, directly or indirectly, of the Company for employment or for retention as a consultant or service provider;

(2)           hire or participate (with another person or entity) in the process of hiring (other than for the Company) any person who is then an employee or officer of the Company, or provide names or other information about any employees of the Company or an

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Affiliate to any person or entity, directly or indirectly, under circumstances that could lead to the use of any such information for purposes of recruiting, soliciting or hiring;

(3)           interfere, directly or indirectly, with the relationship of the Company or an Affiliate with any of its employees, agents, or representatives;

(4)           solicit or induce, or in any manner attempt to solicit or induce, directly or indirectly, any client, customer, or prospect of the Company (1) to cease being, or not to become, a customer of the Company, or (2) to divert any business of such customer or prospect from the Company; or

(5)           otherwise interfere with, disrupt, or attempt to interfere with or disrupt, the relationship, contractual or otherwise, between the Company and any of its customers, clients, prospects, suppliers, consultants, employees, agents, or representatives.

(d)           Deemed Severance Period.  For purposes hereof, “Deemed Severance Period” means:

(1)           forty-eight (48) months, with respect to any Participant who is initially entitled to receive four (4) times the Participant’s current Base Salary pursuant to Section 5(d) or Section 6(d) of the Plan following such Participant’s separation from employment with Company;

(2)           twenty-four (24) months, with respect to any Participant who is entitled to receive two (2) times the Participant’s current Base Salary pursuant to Section 6(d) of the Plan following such Participant’s separation from employment with Company;

(3)           twelve (12) months, with respect to any Participant who is entitled to receive one (1) times the Participant’s current Base Salary pursuant to Section 5(d) of the Plan following such Participant’s separation from employment with Company; and

(4)           six (6) months, with respect to any Participant who is entitled to receive one-half (1/2) times the Participant’s current Base Salary pursuant to Section 5(d) or Section 6(d) of the Plan following such Participant’s separation from employment with Company.

7.             Reformation.  If a court concludes that any time period or the geographic area specified in Section 6 above are unenforceable, then the time period will be reduced by the number of months, or the geographic area will be reduced by the elimination of the overbroad

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portion, or both, so that the restrictions may be enforced in the geographic area and for the time to the fullest extent permitted by law.

8.             Tolling.  If Participant violates any of the restrictions contained in Section 6, the restrictive period will be suspended and will not run in favor of Participant from the time of the commencement of any violation until the time when the Participant cures the violation to the Company’s satisfaction.

9.             Remedies.  It is intended that, in view of the nature of the Company’s business, the restrictions contained in this Exhibit B shall be considered reasonable and necessary to protect the Company’s legitimate business interests and that any violation of these restrictions would result in irreparable injury to the Company. In the event of a breach or a threatened breach by Participant of any restrictive covenant contained herein, the Company shall be entitled to a temporary restraining order and injunctive relief restraining Participant from the commission of any breach, and to recover the Company’s attorneys’ fees, costs and expenses related to the breach or threatened breach. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for any breach or threatened breach, including, without limitation, the restoration and other remedies specified in the Plan and/or the recovery of money damages, attorneys’ fees, and costs. These covenants and restrictions shall each be construed as independent of any other provisions in the Plan, and the existence of any claim or cause of action by Participant against the Company, whether predicated on the Plan or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants and restrictions.

10.           Severability.  Should a court determine that any section, paragraph or sentence, or any portion of a section, paragraph or sentence of this Exhibit B is invalid, unenforceable, or void, this determination shall not have the effect of invalidating or validating the remainder of the section, paragraph, sentence or any other provision of this Exhibit B. Further, it is intended that the court should construe the Plan and this Exhibit B by limiting and reducing it only to the extent necessary to be enforceable under then applicable law.

11.           Future Employment.  If a Participant seeks or is offered employment by any other company, firm, or person during the Deemed Severance Period applicable to such Participant, the Participant shall provide a copy of this Exhibit B to the prospective employer before accepting employment with that prospective employer.

12.           Applicable Law.  This Exhibit B and all rights hereunder shall be governed and in accordance with ERISA, and to the extent not preempted by federal law, with the laws of the State of Texas.

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EXHIBIT C

EXCISE TAX GROSS UP

1.             Gross-Up Payment.  If any payment or benefit received or to be received by a Participant from the Company pursuant to the terms of the Plan to which this Exhibit A is attached (the “Plan”) or otherwise (the “Payments”) would be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code (the “Code”) as determined in accordance with this Exhibit A, the Company shall pay the Participant, at the time(s) specified below, an additional amount (the “Gross-Up Payment”) such that the net amount the Participant retains, after deduction of the Excise Tax on the Payments and any federal, state, and local income tax and the Excise Tax upon the Gross-Up Payment, and any interest, penalties, or additions to tax payable by a Participant with respect thereto, shall be equal to the total present value (using the applicable federal rate (as defined in Section 1274(d) of the Code) in such calculation) of the Payments at the time such Payments are to be made.

2.             Calculations.  For purposes of determining whether any of the Payments shall be subject to the Excise Tax and the amount of such excise tax:

(a)           the total amount of the Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the excise tax, except to the extent that, in the written opinion of independent counsel or an independent national accounting or other qualified professional firm selected by the Company (“Independent Adviser”), a Payment (in whole or in part) does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code, or such “excess parachute payments” (in whole or in part) are not subject to the Excise Tax;

(b)           the amount of the Payments that shall be subject to the Excise Tax shall be equal to the lesser of (1) the total amount of the Payments or (2) the amount of “excess parachute payments “ within the meaning of Section 280G(b)(1) of the Code (after applying clause (a), above); and

(c)           the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Independent Adviser in accordance with the principles of Section 280G(d)(3) and (4) of the Code.

3.             Tax Rates.  For purposes of determining the amount of the Gross-Up Payment, a Participant shall be deemed to pay federal income taxes at the highest marginal rates of federal income taxation applicable to individuals in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes, if any, at the highest marginal rates of taxation applicable to individuals as are in effect in the state and locality of his or her residence in the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account any limitations applicable to individuals subject to federal income tax at the highest marginal rates.

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4.             Time of Gross-Up Payments.  The Gross-Up Payments provided for in this Exhibit A shall be made upon the earlier of (a) the payment to a Participant of any Payment or (b) the imposition upon a Participant, or any payment by him or her, of any Excise Tax.

5.             Adjustments to Gross-Up Payments.  If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding or the written opinion of the Independent Adviser that the Excise Tax is less than the amount previously taken into account hereunder, the Participant shall repay the Company, within 30 days of her receipt of notice of such final determination or opinion, the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal, state, and local income tax imposed on the Gross-Up Payment being repaid by the Participant if such repayment results in a reduction in Excise Tax or a federal, state, and local income tax deduction) plus any interest received by the Participant on the amount of such repayment, provided that if any such amount has been paid by a Participant as an Excise Tax or other tax, he or she shall cooperate with the Company in seeking a refund of any tax overpayments, and shall not be required to make repayments to the Company until the overpaid taxes and interest thereon are refunded to him or her.

6.             Additional Gross-Up Payment.  If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding or the written opinion of the Independent Adviser that the Excise Tax exceeds the amount taken into account hereunder (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess within 30 days of the Company’s receipt of notice of such final determination or opinion.

7.             Change in Law or Interpretation.  In the event of any change in or further interpretation of Section 280G or 4999 of the Code and the regulations promulgated thereunder,  a Participant shall be entitled, by written notice to the Company, to request a written opinion of the Independent Adviser regarding the application of such change or further interpretation to any of the foregoing, and the Company shall use its best efforts to cause such opinion to be rendered as promptly as practicable.

8.             Fees and Expenses.  All fees and expenses of the Independent Adviser incurred in connection with this Exhibit A shall be borne by the Company.

9.             Survival.  The Company’s obligation to make a Gross-Up Payment with respect to Payments made or accrued before the termination of the Plan shall survive the termination of the Plan unless (a) the affected Participant’s employment is terminated for Cause, (b) the Participant fails to execute a release in accordance with the requirements of the Plan, or (c) the Participant fails to comply with the restrictive covenants contained in Exhibit B of the Plan, in which event the Company’s obligation under this Exhibit A shall terminate immediately.

10.           Defined Terms.  Unless otherwise clearly required by the context, for purposes of this Exhibit A, any capitalized term that is defined in the Plan and is not defined in this Exhibit A shall have the meaning ascribed to such term in the Plan.

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